EXHIBIT 4.1

WEGENER CORPORATION

and

SECURITIES TRANSFER CORPORATION

Rights Agent

AMENDMENT NO. 1

Dated as of September 29, 2006

To

STOCKHOLDER RIGHTS AGREEMENT

Dated as of May 1, 2003

This AMENDMENT NO. 1 to the STOCKHOLDER RIGHTS AGREEMENT (this “Amendment”) is dated as of September 29, 2006 between Wegener Corporation, a Delaware corporation (the “Company”), and Securities Transfer Corporation (the “Rights Agent”).

WITNESSETH:

The Company and the Rights Agent (the “Parties”) entered into a rights Agreement dated as of May 1, 2003 (the “Original Rights Agreement”). As of the date of this Agreement, the rights issued pursuant to the Original Rights Agreement are redeemable. The Parties wish to amend the Original Rights Agreement in the manner set forth below. The Company’s Board of Directors has approved this Amendment and authorized its execution.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the Parties agree as follows:

1. EFFECTIVENESS OF THIS AMENDMENT. This Amendment is executed pursuant to Section 27 of the Original Rights Agreement. The Company, by its execution of this amendment, hereby directs the Rights Agent, pursuant to Section 27, to execute this Amendment. This amendment shall take effect immediately upon the execution hereof by the Company and the Rights Agent.

2. DEFINED TERMS. All capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Original Rights Agreement.

3. NOT OTHER PROVISIONS AFFECTED. Except to the extent expressly amended by this Amendment, all of the provisions of the Original Rights Agreement shall remain in full force and effect, unaffected by this amendment.

4. AMENDMENT TO SECTION 1(a) OF THE ORIGINAL RIGHTS AGREEMENT. The Original Rights Agreement is hereby amended by substituting the term “20%” for the term “15%” in each place where the term “15%” is used in the Original Rights Agreement and the exhibits thereto, including, without limitation, all places in which such phrase is used in Sections 1(a) and 3 of the Original Rights Agreement.

5. REFERENCES TO THE ORIGINAL RIGHTS AGREEMENT. All references in the Original Rights Agreement and the exhibits thereto the Rights Agreement or any specific provision thereof (including references that use the terms “hereto” and “hereof”), as well as in the legends affixed to certificates issued for Common Stock pursuant to Section 3(c) of the Original Rights Agreement, shall, without any specific references expressly and individually to any of the foregoing amendments, automatically be deemed references to the Original Rights

Agreement or the applicable specific provisions thereof (as the case may be) as amended by this amendment, with the same force and effect as if expressly and individually amended in that respect by this Amendment.

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IN WITNESS WHEREOF the Parties have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

WEGENER CORPORATION

By:	/s/ Robert A. Placek
Name: Robert A. Placek Title: President

SECURITIES TRANSFER CORPORATION

By:	/s/ Kevin Halter
Name: Kevin Halter Title: President